Exhibit 10.1

April 5, 2007

Ms. Adrienne Lazarus

220 Riverside Blvd.

Apartment 21B

New York, NY 10069

Dear Adrienne:

This will confirm our agreement with respect to the additional benefits Ann Taylor, Inc. (the “Company”) is granting to you.

1.	Separation Benefits. You will be entitled to receive the Separation Payments (as defined below) and Benefits Continuation (as described below), if the Company terminates your employment for any reason other than Cause (as defined in Exhibit A attached hereto). If you are terminated for Cause or you voluntarily terminate your employment, you will not be eligible for any of the Separation Benefits.

(a)	Separation Payments – You will be entitled to an amount equal to your annual base salary at the time of your termination plus an amount equal to your targeted bonus under the Management Performance Compensation Plan, or the annual bonus plan in effect at the time, for the year in which you are terminated.

(i)	Method of Payment – The Separation Payments will be payable in substantially equal installments over the period of 12 months and in the same manner as the Company’s regular payroll practice. The Separation Payments will be subject to all applicable tax withholding and other applicable deductions.

(b)

Benefit Continuation – If you elect to continue your health benefits in accordance with COBRA, the Company will pay a portion of the COBRA premiums through the period during which you are receiving Separation Payments. The Company’s contribution will be equal to the amount paid by the Company for the same coverage for active employees. You will be responsible for paying the remaining portion of the COBRA premiums. After the Separation Payments end or if Benefit Continuation ceases pursuant to Section 2(e) below, you may, if eligible, continue COBRA coverage for the remainder of the COBRA period at your own expense.

(c)	The benefits available pursuant to this Section 1 are contingent upon your execution of a separation agreement that includes, among other provisions, a general waiver and release of all claims and potential claims against the Company and a non-disparagement provision. The separation agreement must be signed within 22 days of your receipt of the separation agreement or the Company’s obligation to provide you Separation Benefits hereunder or under the separation agreement shall immediately become null and void.

2.	Nonsolicitation; Noncompete. In consideration for the Company agreeing to provide the Separation Benefits to you, you agree that:

(a)	Subject to Section 2(d) below, during the period of your employment and the period you are receiving Separation Payments hereunder and, in the case where your employment is terminated for Cause or you voluntarily terminate your employment, for a period of twelve months following such termination, you shall not initiate discussions with any person who is then an executive employee of the Company (i.e., director level or above) with the intent of soliciting or inducing such person to leave his or her employment with a view toward joining you in the pursuit of any business activity (whether or not such activity involves engaging or participating in a Competitive Business, as defined below). Notwithstanding any other provision of this letter to the contrary, in the event you fail to comply with the preceding sentence, all of your rights hereunder to any future Separation Payments and Benefit Continuation and all rights with respect to restricted stock and exercisability of stock options shall be forfeited; provided that, the foregoing shall not apply if such failure of compliance commences following an Acceleration Event (as defined in the Company’s 2003 Equity Incentive Plan).

(b)

Subject to Section 2(d) below, as long as you receive Separation Payments, or in the case where your employment is terminated for Cause or you voluntarily terminate your employment, for a period of twelve months following such termination, you shall not, without the prior written consent of the Company (which consent shall not be unreasonably withheld), engage or participate in any business which is “in competition” (as defined below) with the business of the Company or any of its 50% or more owned affiliates (such business being referred to herein as a “Competitive Business”). Notwithstanding any other provision of this

Agreement to the contrary, in the event you fail to comply with the preceding sentence, all of your rights to any future Separation Payments and Benefit Continuation and all rights with respect to restricted stock and exercisability of stock options shall be forfeited; provided that, the foregoing shall not apply if such failure of compliance commences following an Acceleration Event (as defined in the Company’s 2003 Equity Incentive Plan).

(c)	In the event of a violation of Sections 2(a) or 2(b) hereof, the remedies of the Company shall be limited to: (i) if such violation occurs during your employment hereunder, termination for Cause and the associated rights of the Company specified herein resulting from such termination; (ii) regardless of when such violation occurs, forfeiture by you of the payments, benefits and other rights set forth in Section 1 above if and to the extent provided in such sections; and (iii) the right to seek injunctive relief; provided such injunctive relief may only be sought for competitive activity under Section 2(b) above if such activity occurs during your employment with the Company or after your dismissal for Cause or you voluntarily terminate your employment.

(d)	For purposes hereof, a business will be “in competition” with the business of the Company or its 50% or more owned affiliates only if (i) the Company’s business with which the other business competes accounted for 20% or more of the Company’s consolidated revenues as of the end of its most recently completed fiscal year prior to your last day of employment, and (ii) the entity (including all 50% or more owned affiliates) through which the other business is or will be operated maintains a “women’s apparel” business which generated at least $100 million in revenue during the entity’s most recently completed fiscal year ended prior to the date you commence (or propose to commence) to engage or participate in the other business. For purposes hereof, “women’s apparel” shall consist of dresses, jackets, pants, shorts, skirts, blouses, sweaters, T-shirts, outerwear, footwear and accessories.

(e)

Notwithstanding the foregoing, your engaging in the following activities shall not be construed as engaging or participating in a Competitive Business: (i) investment banking; (ii) passive ownership of less than 2% of any class of securities of a public company; (iii) engaging or participating in noncompetitive businesses of an entity which also operates a business which is “in competition” with the business of the Company or its affiliates; (iv) serving as an outside director of an entity which operates a business which is “in competition” with the business of the Company or its affiliates, so long as such business did not account for 10% or more of the consolidated revenues of such entity as of the end of its most recently completed fiscal year prior to the date you commence (or propose to commence) serving as an outside director; (v) engaging in a business involving licensing arrangements so long as such business is not an in-house arrangement for any entity “in competition” with the business of the Company or its affiliates; (vi) affiliation with an advertising agency; and (vii) after cessation of employment, engaging or participating in the “wholesale” side of the women’s apparel business, which for purposes hereof shall mean the design, manufacture and sale of piece goods and women’s apparel to unrelated third parties, provided that if the entity for which you so engage or participate (including its affiliates) also conducts a retail women’s apparel business, then effective upon your engaging or participating in such business, Benefit Continuation shall cease and all Separation Payments shall cease except for amounts representing the excess (if any) of your annual base salary hereunder (at the rate in effect as of your last day of employment) over your base salary received from such entity and its affiliates, which amounts shall continue to be paid by the Company for the remainder of the period in which you are entitled to receive Separation Payments hereunder. The exceptions contained in subsection (vii) above and subsection (iii) above to the extent covered by subsection (vii) shall not be applicable if your cessation of employment is voluntary by you and your new engagement or participation involves “wholesale” operations which include or also conduct retail sales of women’s apparel other than factory outlet or discount stores to liquidate unsold women’s apparel of such wholesale operations.

3.	Protection of Confidential Information.

(a)	You acknowledge that your employment by the Company involves your obtaining knowledge of confidential information regarding the business and affairs of the Company. In recognition of the foregoing, you agree that:

(i)	except in compliance with legal process, you will keep secret all confidential matters of the Company which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, wherever located (other than to a person to whom disclosure is reasonably necessary or appropriate in connection with the performance of your duties as an executive officer of the Company), either during or after your employment, except with the prior written consent of the Board of Directors or a person authorized by them; and

(ii)	you will deliver promptly to the Company on termination of your employment or at any other time the Company may so request, all memoranda, notes, records, customer lists, reports and other documents (whether in paper or electronic form and all copies thereof) relating to the business of the Company which you obtained while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control.

(b)	If you commit a breach of the provisions of Section 3(a)(i) or 3(a)(ii), the Company shall have the right to have such provisions specifically enforced by any court having equity jurisdiction. You hereby acknowledge and agree that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

Please understand that this letter is not a contract of continuing employment. Your employment is and will continue to be “at-will” which means it is for no fixed term and either you or the Company may terminate the employment relationship at any time and for any reason. Please sign below to indicate your agreement to these terms whereupon this shall become a binding agreement.

Sincerely,

/s/ Kay Krill
Kay Krill
President & CEO
Ann Taylor Stores Corporation

/s/ Adrienne Lazarus	Date: April 10, 2007
Adrienne Lazarus

EXHIBIT A

For purposes of this agreement, “Cause” shall be defined as: (1) conviction for the commission of any act or acts constituting a felony under the laws of the United States or any state thereof; (2) action toward the Company involving dishonesty; (3) refusal to abide by or follow reasonable written directions of the Board, which does not cease within ten business days after such written notice regarding such refusal has been given to you by the Board; (4) gross nonfeasance which does not cease within ten business days after written notice regarding such nonfeasance has been given to you by the Board; or (5) failure to comply with the provisions of Sections 2 or 3 of the agreement, or other willful conduct which is intended to have and does have a material adverse impact on the Company